Exhibit 99.1

Acceleron Provides Update on Externally Sponsored Clinical Trial
of Dalantercept Monotherapy in Ovarian Cancer

Cambridge, Mass. - September 23, 2014 - Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today announced results from an interim report for a two-part clinical study sponsored by the Gynecology Oncology Group evaluating dalantercept as monotherapy in patients with recurrent or persistent epithelial ovarian cancer. The study design required at least 7 of 30 patients enrolled in part one of the study to be progression free for greater than six months in order to trigger the enrollment of approximately an additional 30 patients for part two of this study. In part one of the study, 6 patients were progression free without receiving non-protocol therapy for greater than six months. Based on these results, patients will not be enrolled in the second part of the trial.

“We are conducting internally run clinical studies in those indications where the supporting science tells us that dalantercept has the best chance of benefitting patients, such as our ongoing studies of dalantercept used in combination with approved angiogenesis inhibitors to treat patients with kidney and liver cancer. However, we also welcome collaborations with investigators and collaborative groups to conduct externally sponsored clinical trials, such as this monotherapy ovarian cancer study, that complement our core development programs. We believe this is an efficient approach to broadly explore the potential benefits of dalantercept in a variety of cancers,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron.

About Acceleron

Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases. The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action. These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.
For more information, please visit www.acceleronpharma.com.
Source: Acceleron Pharma

CONTACT:

Acceleron Pharma Inc.
Steven Ertel
Senior Vice President and Chief Business Officer
617-649-9234

Media contact:
Maureen L. Suda
Suda Communications LLC
585-387-9248

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